Exhibit 99.1

RAPT Therapeutics Reports Fourth Quarter 2019 Financial Results and Provides Business Update

— Company bolsters cash by $116 million with public offerings in late 2019 and early 2020 —

SOUTH SAN FRANCISCO, Calif. – March 30, 2020 – RAPT Therapeutics, Inc. (Nasdaq: RAPT), a clinical-stage, immunology-based biopharmaceutical company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in oncology and inflammatory diseases, today reported financial results for the fourth quarter ended December 31, 2019 and provided an update on recent operational and business progress.

“2019 was an especially productive year for RAPT with the completion of our initial public offering and the generation of encouraging early clinical data for our two lead immunology-based programs: FLX475 for the treatment of multiple cancers and RPT193 for the treatment of atopic dermatitis and other allergic inflammatory diseases,” said Brian Wong, M.D., Ph.D., President and CEO of RAPT Therapeutics. “In addition, we partnered with Hanmi for FLX475 in Asia, a region with a high prevalence of ‘charged’ tumors, and we strengthened our balance sheet substantially with our follow-on offering in February 2020.”

Dr. Wong continued, “For our ongoing Phase 1/2 study of FLX475, we continue to enroll and treat patients with multiple types of advanced cancer, though we are monitoring the impact of COVID-19 on our clinical trial sites both within and outside of the U.S. Because of the life-threatening nature of the cancers, we are working site by site to ensure that patients receive treatment and follow up as close to protocol-specified intervals as feasible. Our primary objective is patient safety and we will adapt to local circumstances as needed.

“For RPT193, we successfully completed the healthy volunteer portion of the study. We have made the decision to pause the enrollment of patients with atopic dermatitis in the Phase1b portion of our clinical study for RPT193 in an effort to support clinicians and healthcare facilities that are prioritizing the fight against COVID-19, while safeguarding the health and safety of patients and clinicians who would be involved in our trial. We intend to resume enrollment as soon as practical once we expect patients can be treated and followed up consistently under safer public health conditions.”

Financial Results for the Fourth Quarter and Full Year Ended December 31, 2019

Fourth Quarter Ended December 31, 2019

Net loss for the fourth quarter of 2019 was $13.2 million, compared to $9.4 million for the fourth quarter of 2018.

Research and development expenses for the fourth quarter of 2019 were $10.2 million, compared to $8.4 million for the same period in 2018. The increase was primarily due to clinical costs related to the advancement of RPT193 and FLX475 as well as the personnel costs associated with these studies offset by outsourced research and development and lab supplies.

General and administrative expenses for the fourth quarter of 2019 were $2.6 million, compared to $1.3 million for the same period in 2018. The increase was due to an increase in consulting costs as well as accounting and audit-related costs as well as other expenses associated with being a public company.

Full Year Ended December 31, 2019

Net loss for the year ended December 31, 2019 was $43.0 million, compared to $36.1 million for the same period in 2018.

Research and development expenses for the year ended December 31, 2019 were $34.9 million, compared to $31.8 million for the same period in 2018. The increase was primarily due to increases in costs relating to the clinical development of RPT193 and FLX475, facilities and personnel, offset by decreases in costs relating to lab supplies and outsourced research and development.

General and administrative expenses for the year ended December 31, 2019 were $8.7 million, compared to $5.2 million for the same period in 2018. The increase was primarily due to increases in professional service fees related to preparations for our initial public offering.

As of December 31, 2019, we had cash and cash equivalents of $77.4 million. In February 2020, we received net proceeds of approximately $69.7 million resulting from our follow-on public offering of 2,500,000 shares of common stock.

About RAPT Therapeutics, Inc.

RAPT Therapeutics is a clinical stage immunology-based biopharmaceutical company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in oncology and inflammatory diseases. Utilizing its proprietary discovery and development engine, the Company is developing highly selective small molecules designed to modulate the critical immune drivers underlying these diseases. RAPT has discovered and advanced two unique drug candidates, FLX475 and RPT193, each targeting C-C motif chemokine receptor 4 (CCR4), for the treatment of cancer and inflammation, respectively. The Company is also pursuing a range of targets, including general control nonderepressible 2 (GCN2) and hematopoietic progenitor kinase 1 (HPK1), that are in the discovery stage of development.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future performances or achievements expressed or implied by the forward-looking statements. Each of these statements is based only on current information, assumptions and expectations that are inherently subject to change and involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements about the impact of COVID-19 on the clinical development of FLX475 and RPT193 and the anticipated timing of clinical data. Detailed information regarding risk factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in RAPT’s Form 10-K expected to be filed with the Securities and Exchange Commission on or about March 30, 2020 and subsequent filings made by RAPT with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. RAPT disclaims any obligation to update these forward-looking statements.

RAPT Media Contact:

Angela Bitting

media@rapt.com

(925) 202-6211

RAPT Investor Contact:

Sylvia Wheeler

swheeler@wheelhouselsa.com

Statement of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Operating expenses:
Research and development	$10,190	$8,380	$34,910	$31,767
General and administrative	2,625	1,291	8,719	5,180

Total operating expenses	12,815	9,671	43,629	36,947

Loss from operations	12,815	9,671	43,629	36,947
Other income:
Other income, net	259	241	1,292	800

Net loss before taxes	12,556	9,430	42,337	36,147
Provision for taxes	660	—	660	—

Net loss	13,216	9,430	42,997	36,147
Other comprehensive income/(loss)	7	—	24	(4)

Total comprehensive loss	$13,209	$9,430	$42,973	$36,151

Net loss per share, basic and diluted	$0.87	$13.56	$9.89	$58.09

Weighted average number of shares used in computing net loss per share, basic and diluted	15,255,118	695,544	4,346,400	622,289

RAPT THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$77,383	$63,798
Prepaid expenses and other current assets	3,123	1,264

Total current assets	80,506	65,062
Property and equipment, net	3,707	4,159
Other assets	389	389

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Total assets	$84,602	$69,610

Current liabilities:
Accounts payable	$1,143	$1,771
Accrued expenses	3,642	2,488
Deferred revenue	4,000	—
Other current liabilities	471	384

Total current liabilities	9,256	4,643
Deferred rent, net of current portion	2,225	969
Commitments
Convertible preferred stock	—	161,111
Stockholder’s equity (deficit):
Preferred stock	—	—
Common stock	2	1
Additional paid-in capital	235,049	22,441
Related party promissory note for the purchase of common stock	—	(598)
Accumulated other comprehensive income (loss)	20	(4)
Accumulated deficit	(161,950)	(118,953)

Total stockholders’ (deficit) equity	73,121	(97,113)

Total liabilities, convertible preferred stock and stockholders’ deficit	$84,602	$69,610